DATED NOVEMBER 9, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Soliciting Materials under § 240.14a-12

PERICOM SEMICONDUCTOR CORPORATION

(Name of Registrant as Specified in its Charter)

MONTAGE TECHNOLOGY GROUP LIMITED

PORSCHE ACQUISITION SUB, INC.

HOWARD YANG

STEPHEN TAI

MARK VOLL

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On November 9, 2015, Montage issued the following press release:

FOR IMMEDIATE RELEASE

Montage Sets the Record Straight Regarding the Recent ISS Report and the Inferior Diodes

Deal

Montage Notes Numerous, Material Incorrect Premises Underlying Erroneous ISS Recommendation

Montage Offer Has No Regulatory Conditions and Has Fully Committed Financing

Montage Urges Pericom Shareholders to Protect Their Own Interests and Vote AGAINST the Proposed Diodes Acquisition on the GOLD Proxy Card

MILPITAS, CA, November 9, 2015 — Montage Technology Group Limited (“Montage”) today issued the following statement regarding a report by Institutional Shareholder Services (“ISS”) regarding the proposed acquisition of Pericom Semiconductor Corporation (“Pericom”) (NASDAQ: PSEM) by Diodes Incorporated (“Diodes”) to be voted on at a special meeting of Pericom shareholders scheduled for November 20, 2015:

“We believe that ISS reached the wrong conclusion in failing to recommend that Pericom shareholders vote AGAINST the inferior Diodes transaction, a conclusion that we believe was based on a misunderstanding of a number of important facts:

•	Montage has agreed that its financially superior $18.50 all-cash offer will not be subject to any regulatory conditions. In other words, Montage is assuming ALL regulatory risk and its offer has NO regulatory conditions.

•	In addition, Montage’s $18.50 per share all cash offer is not subject to ANY financing conditions.

•	The fact that Montage recently doubled its proposed reverse break-up fee from $21.5 million to $43.0 million underscores its confidence in the very high degree of financing certainty provided by CEC and Bank of China.

We believe that Pericom has run a deeply flawed sale process that has resulted in an inferior transaction with Diodes, a transaction that if completed would disenfranchise Pericom shareholders. Montage recommends that Pericom shareholders vote AGAINST the Diodes proposal on the GOLD proxy card to preserve their right to a premium transaction with Montage voting AGAINST will give a clear mandate to the Pericom Board to pursue a financially superior offer from Montage.”

Given the importance of this matter for Pericom shareholders, Montage believes it’s important to note some of the misunderstandings in ISS’ report, in particular:

The ISS report states:

“Time-to-close also continues to nag the Montage offer: any merger would take 3-6 months to close, the bidder estimates–but perhaps longer, if regulatory approvals extend longer.”

ISS simply has the facts wrong. As Montage has repeatedly said:

•    A Montage-Pericom transaction can close immediately following Pericom shareholder approval.

•    If Pericom promptly enters into a merger agreement with Montage, Montage can close the transaction in December 2015.

•    Montage’s superior $18.50 all cash offer is not subject to any regulatory conditions and will provide Pericom shareholders with immediate payment upon closing, the same timing as the Diodes proposal.

•    Montage has provided for the same drop dead date as Diodes of March 30, 2016.

The ISS report states:

“The keystone in all of this is the $43 million reverse break-up fee Montage has offered. It may be comforting, in the way that closing one’s eyes can be comforting when facing an unpleasant reality–but it does nothing at all to mitigate that unpleasant reality.”

ISS simply has the facts wrong. As Montage has repeatedly said:

•    The fact that Montage recently doubled its proposed reverse break-up fee from $21.5 million to $43.0 million underscores its confidence in the very high degree of financing certainty provided by CEC and Bank of China.

•    Montage has committed to depositing the reverse break-up fee into an escrow account with Citibank in New York.

The ISS report states:

“As the scale of that reverse termination fee might suggest, any sale to Montage faces significant scrutiny by regulators in three countries. These include not just the standard US review under Hart-Scott-Rodino (HSR), but additional scrutiny from the Committee on Foreign Investment in the U.S. (CFIUS) – which has blocked sales of technology companies to Chinese firms–as well as by regulators in Taiwan and the People’s Republic of China (PRC).”

ISS simply has the facts wrong. As Montage has repeatedly said:

•    Montage does NOT need to file HSR, same as Diodes.

•    Montage REMOVED the closing conditions on CFIUS, Taiwan and PRC approvals

•    CFIUS – CFIUS is a voluntary filing which Montage will forego. Additionally, this transaction does NOT raise national security or critical infrastructure concerns for which CFIUS would intervene.

•    Ministry of Commerce (“MOFCOM”) of the Government of the PRC – A MOFCOM filing is not required because Montage is a Cayman Islands corporation.

•    Taiwan – Taiwan affords the acquirer a “grace period” following the closing of a transaction during which time it may divest businesses identified by the authority. If Montage was required to divest Pericom’s small design center in Taiwan, it would be done after the close of the Montage-Pericom transaction, and after Pericom shareholders receive the purchase price, at a cost entirely borne by Montage.

¡        Any Taiwan regulation would in no way delay the closing of a Montage-Pericom transaction and Montage believes it is misleading to the Pericom shareholders to continue to insist otherwise.

•    Montage has assumed all regulatory risks, and all extensions to closing for regulatory risk have been eliminated.

The ISS report states:

“The verbal confidence in its offer letter that Montage has committed financing, moreover, appears to be more style than substance. The CEC commitment letter, for example, ‘commits’ funding over which it nonetheless reserves significant discretion, and which appears to actually be contingent upon unspecified conditions.”

ISS simply has the facts wrong. As Montage has repeatedly said:

•    Montage has received fully committed financing from CEC, one of the largest electronics companies in China and a key shareholder of Montage, and Bank of China, China’s most internationalized and diversified bank and a major source of financing to Chinese outbound M&A.

•    To suggest that Montage’s financing is anything less than fully committed is to hold Montage to a higher standard than other similarly situated transactions with Chinese acquirers, which have been accepted by other U.S.-based targets.

•    Montage’s offer is not subject to any financing conditions.

The ISS report states: “Its slow progress on due diligence, and financing requirements, also drew the Pericom Board to question whether a transaction with the Chinese bidder would ever materialize.”

ISS simply has the facts wrong. As Montage has repeatedly said:

•    Montage and its advisors have committed significant amount of time and resources towards performing due diligence and negotiating a merger agreement with Pericom.

•    Pericom gave Diodes a head start relative to Montage in the sale negotiations despite knowing that Montage was open to increasing its price.

•    At a time when Montage was offering a higher price for Pericom shares, Pericom simply signed up its financially inferior $17.00 per share transaction without ever asking Montage for a best and final offer.

•    Montage also made multiple improvements to the merger agreement.

EVERY VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES.

Shareholders who have questions or need assistance voting their shares may contact:

INNISFREE M&A INCORPORATED

+ (888) 750-5834 (toll-free from the US and Canada)

+ (412) 412-232-3651 (from other countries)

Remember—only the latest-dated proxy card counts!

Barclays is acting as financial advisor to Montage and O’Melveny & Myers LLP is serving as legal counsel.

Montage and its directors, executive officers and certain employees may be deemed, under rules of the Securities and Exchange Commission (“SEC”), to be participants in the solicitation of proxies from Pericom shareholders in connection with Pericom’s Special Meeting of Shareholders. Information about the interests in Pericom of Montage and its directors, executive officers and employees are set forth in a definitive proxy statement that was filed with the SEC on October 26, 2015 (the “Montage Proxy”).

Investors are urged to read in its entirety the Montage Proxy which is available now and any other relevant documents filed with the SEC when they become available, because they contain (or will contain) important information. The Montage Proxy, and any other documents filed by Montage with the SEC, may be obtained free of charge at the SEC web site at www.sec.gov. The Montage Proxy and such other documents may also be obtained free of charge by contacting Innisfree M&A Incorporated, Montage’s proxy solicitor, toll-free at: (888) 750-5834 or 501 Madison Avenue, 20th Floor, New York, New York 10022.

About Montage

Montage is a global fabless provider of analog and mixed-signal semiconductor solutions currently addressing the home entertainment and cloud computing markets. In the home entertainment market, Montage’s technology platform enables the Company to design highly integrated end-to-end solutions with customized software for set-top boxes. These solutions optimize signal processing performance under demanding operating conditions typically found in emerging marketing environments. In the cloud computing market, Montage offers high performance, low power memory interface solutions that enable memory intensive server applications. Its technology platform approach allows Montage to provide integrated solutions that meet the expanding needs of customers through continuous innovation, efficient design and rapid product development. For more information regarding Montage please visit the Company’s website at www.montage-tech.com.

Company Contact:

Montage

Mark Voll, CFO

(408) 982-2780 or 86-21-6128-5678 x8618

Investor Contact:

Innisfree M&A Incorporated

Arthur Crozier/Jennifer Shotwell/Jon Salzberger (212) 750-5833

Media Contact:

Joele Frank, Wilkinson Brimmer Katcher

Eric Brielmann or Jed Repko

(415) 869-3950

Mahmoud Siddig

(212) 355-4449